EXHIBIT 19.1

INSIDER TRADING POLICY

While working for The Goodyear Tire & Rubber Company or its subsidiaries (collectively, “Goodyear” or the “Company”) you may acquire material information about Goodyear, or the business of other companies, that has not yet been made available to the general public. You are prohibited from using this information for your own financial gain or disclosing it to others for their financial gain. If, for example, you learn of something that could reasonably be expected to affect the price of Goodyear’s common stock or other securities, or the stock or other securities of another company, you must not buy or sell that stock or those securities, or disclose that information to others, until the information has been released to the public. So long as the information remains nonpublic, its use by you or anyone to whom you disclose the information gives you or that person an unfair advantage over the general investing public. That use could result in substantial criminal penalties and civil liability for both you and the other person involved.

Insider trading is a violation of both U.S. and foreign law and Goodyear policy, and the consequences of insider trading are severe. Potential penalties for insider trading violations under U.S. law include (1) disgorgement of the profit gained or loss avoided as a result of the trade or payment of the loss suffered by the person on the opposite side of the transaction, (2) civil fines of up to three times the profit gained or loss avoided as a result of the trade, (3) criminal fines of up to $5 million, and (4) imprisonment for up to 20 years. In addition, a company whose employee violates the insider trading prohibitions may be liable for a civil fine of up to the greater of $1 million or three times the profit gained or loss avoided as a result of the employee’s insider trading violations. Insider trading is fairly easy for the authorities to detect, and the U.S. Securities and Exchange Commission (“SEC”) pursues insider trading cases vigorously.

Scope of Policy

This Policy applies to all directors, officers and employees of Goodyear. Anyone who violates this Policy will be subject to appropriate discipline, up to and including discharge and forfeiture of benefits. You are cautioned that liability for insider trading will continue even after termination of your service with Goodyear. As a result, you must abide by the restrictions contained in this Policy anytime you possess material nonpublic information about Goodyear or other companies.

What Transactions are Prohibited?

Transactions in Goodyear Securities. When an associate is aware of material nonpublic information about Goodyear, he or she, or anyone living in his or her household, may not:

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Buy, sell or transfer Goodyear securities.
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Advise others to buy, sell or hold Goodyear securities.
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Have others buy, sell or transfer Goodyear securities for him or her or for the benefit of his or her family members or entities controlled by the associate or his or her family members.
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Establish, alter or cancel any standing or limit order for the purchase or sale of Goodyear securities, including the exercise of any stock options or stock appreciation rights.

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Disclose the material nonpublic information to anyone else under any circumstances, including to family and friends (also known as “tipping”), other than those persons whose position or relationship with Goodyear require them to know the information.
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Assist anyone in any of these activities.

Transactions that may appear necessary or justifiable for independent reasons (such as the need to raise money for an emergency) are not an exception to the prohibition on insider trading.

Persons subject to this Policy are individually responsible for complying with this Policy and ensuring the compliance of any family member, household member or entity whose transactions are subject to this Policy. Accordingly, you should make your family and household members aware of the need to confer with you before they trade in Goodyear securities, and you should treat all such transactions as if the transactions were for your own account for the purposes of this Policy and applicable securities laws. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company or any other employee pursuant to this Policy (or otherwise) does not insulate an individual from liability under applicable securities laws.

Transactions in the Securities of Other Companies. Associates also may learn material nonpublic information about other companies, such as customers or suppliers, from time to time as a result of their jobs. The prohibitions against insider trading described above apply equally to transactions in those companies’ securities while the Goodyear associate is aware of their material nonpublic information. Information that is not material to Goodyear may nonetheless be material to the other company. For example, if a Goodyear associate knew that Goodyear was about to enter into a major contract with a new supplier, that information could be material to the supplier and, therefore, it would be a violation of this Policy to buy shares or other securities of the supplier based on that information until the information becomes public.

Short Sales. Short selling is the act of borrowing securities to sell, or short selling securities you already own with a delayed delivery (known as a “short sale against the box”), with the expectation of the price dropping and the intent of buying the securities back at a lower price to replace the borrowed or owned securities. Goodyear associates, regardless of whether or not they are aware of material nonpublic information about the Company, are prohibited from engaging in short sales, including short sales against the box, of Goodyear securities and other transactions predicated on a drop in the price of Goodyear securities at any time.

Hedging. You must not “write,” issue, purchase, sell or otherwise trade or deal in puts, calls or other options or rights relating to Goodyear securities, whether traded on a national securities exchange or otherwise, or purchase any financial instrument (including prepaid variable forward contracts, equity swaps, collars or exchange funds) that are designed to “hedge” or offset any decrease in the market value of any Goodyear securities that you beneficially own.

Margin Accounts and Other Pledging of Goodyear Securities. A margin account is a brokerage account in which a broker lends its customer cash to purchase securities. The loan in the account is collateralized by the securities and cash held in the account. If the value of the securities held in the account drops sufficiently, the account holder will be required to deposit more cash or sell a portion of the securities (also known as a “margin call”). Such a sale could result in a violation of the insider trading laws if the account holder is aware of material nonpublic information at the time of the sale. Goodyear associates are prohibited from holding Goodyear securities in a margin account or otherwise pledging Goodyear securities as collateral for a loan.

What are “Securities”?

Securities are broadly defined under U.S. law and include common stock, preferred stock, notes, bonds and debentures, as well as derivative securities, such as options, warrants, rights, futures contracts, puts, calls, straddles, security-based swaps and credit default swaps.

What is “Material”?

Any information that, if publicly known, could reasonably be expected to have an effect on the market price of Goodyear securities or that a reasonable investor would consider important in deciding whether to buy, sell or hold Goodyear securities is material. Examples of some types of information that can be material are:

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Financial performance, especially quarterly and year-end sales or earnings.
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Significant changes in financial performance, outlook or liquidity.
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Projections regarding Goodyear that significantly differ from external expectations.
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Changes in Goodyear’s debt ratings.
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Mergers and acquisitions or tender offers, or the purchase or sale of assets, subsidiaries or business units.
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The loss or gain of a key customer, supplier or contract.
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Important new contracts, projects, joint ventures or strategic initiatives.
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Important new products, inventions or discoveries.
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Public or private securities offerings, calls, redemptions or repurchases of securities, financing transactions, stock splits, or changes in Goodyear’s dividend policy.
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Significant actual or threatened litigation, or the resolution of that litigation.
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Significant labor disputes, including potential or actual strikes or lock-outs.
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Significant changes in senior management.

The information may be positive or negative and can relate to any aspect of Goodyear’s business. Because trading that receives scrutiny will be evaluated after the fact with the benefit of hindsight, questions concerning the materiality of information should be resolved conservatively in favor of the information being material, and trading should be avoided in those cases.

What is “Nonpublic” Information?

Information is considered to be nonpublic until it has been effectively disclosed to the public and there has been adequate time for the market as a whole to digest that information. Examples of effective disclosure include disclosure by Goodyear in filings with the SEC, press releases, and conference calls or webcasts that are open to the public. The circulation of rumors, even if accurate and reported in the media, does not constitute effective public disclosure. Subject to the limited exceptions described below under “Special Situations,” if you are aware of material nonpublic information, you must not engage in transactions involving Goodyear securities (or the securities of other affected companies) until the trading day after the second full trading day following the official disclosure of the material information.

Trading Windows

Persons Subject to Regular Quarterly Blackout Periods. The following persons may not trade in Goodyear securities during the regular quarterly blackout periods described below:

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Directors
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Elected Officers
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Direct Reports of Elected Officers
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SBU Controllers and Finance Directors (or their equivalent)
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Country Managing Directors, Controllers and Finance Directors (or their equivalent)
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Members of the following Departments:
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Compliance & Ethics
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Corporate Accounting & Reporting
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Executive Compensation
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Financial Planning & Analysis
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Global Communications
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Investor Relations
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Law
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Treasury
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Any other associate who receives, or has access to, Company year-end or quarterly financial results.

Blackout Periods. Transactions in Goodyear securities may not be effected during any of the following periods:

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December 16 to, and including, the second full trading day following the date the financial results for the prior year are announced to the public;
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March 16 to, and including, the second full trading day following the date the financial results for the first quarter are announced to the public;
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June 16 to, and including, the second full trading day following the date the financial results for the second quarter are announced to the public;
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September 16 to, and including, the second full trading day following the date the financial results for the third quarter are announced to the public; and
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Such other periods of which the Company may from time to time notify you.

The trading windows only apply to the type of information regularly disclosed in year-end and quarterly financial reports. Any person who is aware of other material nonpublic information concerning Goodyear (for example, an offering of Goodyear securities, the acquisition or sale of a significant business or any other significant corporate event) must not engage in transactions in Goodyear securities until the trading day after the second full trading day following the public disclosure of that information or the transaction has been abandoned. Trading in Goodyear’s securities during a trading window should not be considered a “safe harbor” and you should use good judgment at all times.

Special Situations

Employee Stock Purchase Plans. The guidance with respect to insider trading set forth in this Policy does not apply to automatic, periodic payroll deductions by associates to employee benefit plans (e.g., 401(k) plans) that are used to purchase Goodyear securities pursuant to the associates’ advance instructions. However, associates must not alter their instructions regarding the purchase or sale of Goodyear securities in such plans, or make discretionary transfers into or out of Goodyear securities in such plans (including in connection with taking out or repaying a loan), while aware of material nonpublic information or, for associates subject to blackout periods, during such blackout periods.

Stock Options and Stock Appreciation Rights. Insider trading restrictions apply to the exercise of stock options or stock appreciation rights (“SARs”) granted under Goodyear’s equity compensation plans unless the associate exercising his or her stock option or SAR pays the exercise price and any withholding taxes in full in cash. As a result, virtually all stock option or SAR exercises will be subject to the insider trading restrictions set forth in this Policy.

Who to Contact for Guidance

You should not try to resolve uncertainties regarding this Policy on your own since the insider trading laws and regulations are complex, not always intuitive and carry severe consequences for any violation.

If you would like more information or guidance regarding this Policy or what may constitute insider trading, including whether or not you are aware of material nonpublic information, please call Dan Young in the Goodyear Law Department [Telephone Number Redacted] or Dave Phillips, Goodyear’s General Counsel [Telephone Number Redacted].

ADDITIONAL RESPONSIBILITIES OF DIRECTORS AND OFFICERS

As a director or officer1 of The Goodyear Tire & Rubber Company, certain provisions of the U.S. securities laws regulate transactions by you in Goodyear securities. Set forth below is a brief review of provisions of the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”) which are of particular importance. Also included are various Goodyear policies designed to assist you in complying with the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder. The rules are complex and violations can be both costly and embarrassing to you and to Goodyear. As a result, we urge you to call any of the people listed in Part I below with any questions you may have.

I. Pre-Notification of Transactions

In order to assure compliance with the applicable provisions of the Securities Act and the Exchange Act, and proper execution and reporting of any transaction involving Goodyear securities, one of the individuals listed below must be advised of your intent to enter into any transaction involving Goodyear securities at least 48 hours prior to effecting the planned transaction.

Dan Young [Telephone Number Redacted]

Dave Phillips [Telephone Number Redacted]

As described in Part III.C., almost all transactions involving Goodyear securities must be reported to the SEC by the end of the second business day following the transaction. As a result, it is essential that all transactions be pre-cleared.

II. The Insider Trading Rule

Insider trading is a violation of both U.S. and foreign law and Goodyear policy, and the consequences of insider trading are severe.

It is Goodyear’s policy that:

(1) You comply fully with Goodyear’s Insider Trading Policy.

(2) You consult with one of the individuals listed in Part I before engaging in any transaction involving any Goodyear security.

(3) Transactions in Goodyear securities may only be effected during the trading windows provided for in the Insider Trading Policy.

Officer and Director Bars. In addition to the penalties described in the Insider Trading Policy, the SEC may use an insider trading violation as the basis for barring an individual from serving as an officer or director of a public company.

1 For purposes of this Policy, all elected officers are deemed to be “officers,” although only certain officers designated by the Board of Directors will be subject to the rules described in Parts III and IV.

III. Section 16 Reporting and Short Swing Profit Rules

Section 16 of the Exchange Act and related rules (the “Section 16 Rules”) require you to (1) report your holdings of and transactions in Goodyear equity securities, including derivatives, (2) disgorge “profits” on “opposite-way” transactions (generally, purchases and sales) effected within any six month period, and (3) refrain from short sales.

A. Securities Subject to Section 16 Rules. Section 16 applies to all Goodyear equity securities and derivatives, including Goodyear common stock and preferred stock, securities convertible into any Goodyear equity security, options (whether issued by Goodyear or third parties) to purchase (“calls”) or sell (“puts”) Goodyear common stock or preferred stock.

B. Attribution of Ownership. You are the beneficial owner of any Goodyear equity securities and derivatives in which you have or share a direct or indirect pecuniary interest (i.e., the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the securities). You are deemed to be the beneficial owner of Goodyear equity securities and derivatives held by any:

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Members of your immediate family sharing the same household.
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Partnership in which you are a general partner or have or share investment control.
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Corporation in which you are a controlling shareholder or have or share investment control.
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Trust in which you are trustee, settlor, beneficiary or hold a remainder interest, and you have or share investment control.2

You are subject to short-swing profit liability for (and must report) any non-exempt transactions in your beneficially owned Goodyear equity securities and derivatives.

C. Reporting Requirements. Section 16(a) requires you to report:

(1) All holdings of Goodyear equity securities and derivatives on Form 3 (“Initial Statement of Beneficial Ownership of Securities”) within ten days after being elected as a director or an executive officer (unless you have a transaction during the ten day period in which case the Form 3 must be filed no later than the end of the second business day after the transaction); and

(2) Almost all transactions in Goodyear equity securities and derivatives on Form 4 (“Statement of Changes of Beneficial Ownership of Securities”), by the end of the second business day after the transaction; and

(3) Certain limited transactions involving Goodyear equity securities and derivatives on Form 5 (“Annual Statement of Beneficial Ownership”) within 45 days after the end of the calendar year during which such transactions occurred.

2 The rules regarding the attribution of ownership for trusts are complex. If you are contemplating becoming the trustee, settlor, beneficiary or holder of a remainder interest in a trust, you should call any of the people listed in Part I above to discuss your particular situation.

Each Form 3, 4 or 5 will be filed with the SEC, and will be publicly available upon its filing. Your reporting obligation generally ends when you cease being a director or executive officer. However, certain transactions that are executed within six months of an opposite-way transaction (e.g., sale and purchase or purchase and sale) that occurred while you were still a director or executive officer must be reported. The Section 16 Rules require Goodyear to disclose filing delinquencies in its Proxy Statement.

The Law Department will assist you in preparing and filing Forms 3, 4 and 5. You are requested to execute a Power of Attorney authorizing certain individuals to file Forms 3, 4 and 5 on your behalf when required in order to facilitate the timely filing of those Forms with the SEC.

D. Liability for Short-Swing “Profits.” Section 16(b) imposes liability if a director or executive officer engages in two or more opposite-way transactions in Goodyear’s equity securities and derivatives within any six-month period. You must disgorge to the Company any “profit” resulting from such transactions, unless one of the transactions is exempt under the Section 16 Rules.

The rules for determining the amount of “profit” recoverable are complex. The courts usually construe the Section 16 Rules so as to recapture the greatest possible amount. The Section 16 Rules also permit an action for recapture of “profit” from an insider to be brought on behalf of the Company by any shareholder and provides that the attorney representing such a shareholder is allowed to recover fees and expenses from the insider.

E. Exempt Transactions. Certain transactions are exempt from the liability provisions, and some of the transactions exempt from liability are also exempt from the reporting provisions, of the Section 16 Rules. Relevant exempt transactions include:

(1) A bona fide gift of a Goodyear equity security or derivative generally is not a “sale” within the meaning of Section 16 and, therefore, is exempt from the liability provisions of the Section 16 Rules. However, in certain circumstances, a gift of Goodyear common stock (or other Goodyear equity security or derivative) by a director or executive officer to a charity or relative may be subject to the liability provisions of the Section 16 Rules if the donee sells the shares within six months before or after a purchase by the director or executive officer. Although a bona fide gift generally is an exempt transaction for liability purposes, it must be reported on a Form 4 or Form 5, as applicable.

(2) The purchase of Goodyear common stock pursuant to automatic, periodic payroll deductions to employee benefit plans (e.g., 401(k) plans) that are used to purchase Goodyear common stock pursuant to your advance instructions are exempt transactions. Any such shares acquired must be included as shares held in the next Form 4 required to be filed with the SEC. All other purchases and sales (such as transfers between a Goodyear Common Stock Fund and other investment funds or other transfers of money into or out of a Goodyear Common Stock Fund) are not exempt transactions and are subject to the two-day reporting deadline and short-swing profit liability.

The Section 16 Rules also contemplate other exemptions if certain conditions are satisfied, most of which involve transactions with Goodyear or a Goodyear-sponsored benefit plan. If you have questions regarding the applicability of an exemption to a particular proposed transaction, please call any of the people listed in Part I above.

IV. Sales of Goodyear Securities – Rule 144

The Securities Act requires that the offer or sale of a security by Goodyear or its affiliates must be registered under Section 5 of the Securities Act unless there is an available exemption. Rule 144 permits the offer and sale of securities by affiliates and others without registration if certain conditions are satisfied.

Currently, each director and executive officer is considered an “affiliate” of Goodyear for purposes of Rule 144. If you (or certain parties related to you or in which you have an interest or control) sell Goodyear common stock or any other Goodyear security (including a debt security), you may be required to file a Form 144 prior to effecting such sale. In addition, if such securities are acquired directly from Goodyear in a transaction not involving a public offering, the securities must be held for a period of at least six months prior to sale.

Typically, your broker or the Company will assist you in preparing and filing any necessary Form 144s.

V. Policies Regarding Transactions In Goodyear Securities

(1) You must comply with all applicable securities laws and with any trading restrictions specified by the Company, including this Insider Trading Policy.

(2) You must not, without the express prior approval of the Law Department, acquire any security which is convertible into, or is a derivative of, Goodyear common stock or preferred stock.

(3) You must not, without the express prior approval of the Law Department, place any standing or limit order for the purchase or sale of Goodyear securities, including the exercise of any stock options or SARs.

(4) If you hold any of your assets in a managed account (i.e., one in which a broker makes investment decisions on your behalf), you must instruct your broker not to purchase any Goodyear securities for that account.

(5) All required Section 16 filings must be made in a timely manner. The Law Department will assist you in making these filings. All transactions must be pre-cleared and reported on Form 4.

(6) You are required to certify annually (in your annual Director or Officer Questionnaire) that all Section 16 filings were accurate and complete and made in a timely manner during the prior year, or to disclose all exceptions.

VI. Share Ownership Guidelines

Directors and officers of Goodyear are also subject to share ownership guidelines.

VII. Rule 10b5-1 Plans

Rule 10b5-1 provides an affirmative defense against insider trading liability under Rule 10b-5. To be eligible for this defense, an insider may enter into a “10b5-1 plan” for trading in Goodyear securities. If the plan meets the requirements of Rule 10b5-1, Goodyear securities may be purchased or sold without regard to certain insider trading restrictions.

To comply with this Insider Trading Policy, a 10b5-1 plan must be approved by the Law Department and meet the requirements of Rule 10b5-1. Goodyear expects that 10b5-1 plans will be used only in limited circumstances where there is a demonstrated need for such a plan.

In general, a 10b5-1 plan must be entered into at a time when the insider is not aware of any material nonpublic information. Once the plan is adopted, the insider must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party.

Approved: November 30, 2022